Exhibit 5.12

[LETTERHEAD OF BAILEY KENNEDY, LLP]

March 12, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re: Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel for NC-DSH, LLC, a Nevada limited liability company (the “Nevada Subsidiary Guarantor”), in connection with the Nevada Subsidiary Guarantor’s guarantee of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 and the Second Supplemental Indenture, to be dated as of the date hereof (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the Nevada Subsidiary Guarantor pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Nevada Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 12, 2017

1. the Indenture.

2. the Notes in the form included in the Supplemental Indenture.

3. the terms of the Guarantee as contained in the Indenture.

We have also examined originals or copies of such limited liability company records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Indenture.

We have relied upon the certificates of all public officials and limited liability company officials with respect to the accuracy of all matters contained therein.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.

We assume that neither the Company nor the Nevada Subsidiary Guarantor is engaged in Nevada in any of the following businesses: gaming business, liquor distribution business, financial institution, public utility, insurance business, or cemetery business.

Based upon the foregoing and subject to the following it is our opinion that:

(1) The Nevada Subsidiary Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Nevada.

(2) The Nevada Subsidiary Guarantor has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by the Nevada Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by the Nevada Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of the Nevada Subsidiary Guarantor.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 12, 2017

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by the Nevada Subsidiary Guarantor.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bailey Kennedy, LLP